Exhibit 99.2

ADDITIONAL INFORMATION REGARDING THE SPECIAL MEETING OF

STOCKHOLDERS TO BE HELD ON THURSDAY, APRIL 2, 2020

The following Notice of Change of Location of Special Meeting of Stockholders (this “Notice”) supplements and relates to the original Notice of Special Meeting and Joint Proxy Statement/Prospectus (the “Proxy Statement”) of United Bankshares, Inc. (the “Company”), dated February 11, 2020, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on Thursday, April 2, 2020. This Notice is being filed with the Securities and Exchange Commission on March 20, 2020 and is being mailed to stockholders on or about March 23, 2020.

THIS NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE OF LOCATION

OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 2, 2020

To the Stockholders of United Bankshares, Inc.:

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and out of concern for the health and well-being of our employees and stockholders, NOTICE IS HEREBY GIVEN that the location of the Special Meeting of Stockholders (the “Special Meeting”) of United Bankshares, Inc. (the “Company”) has been changed. As previously announced, the Special Meeting will be held on Thursday, April 2, 2020 at 10:00 a.m. Eastern Time. In light of public health concerns, the Special Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Special Meeting in person.

As described in the proxy materials for the Special Meeting that were previously distributed, you are entitled to participate in the Special Meeting if you were a stockholder as of the close of business on February 5, 2020, the record date. You will be able to attend and participate in the Annual Meeting, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/270438081 on April 2, 2020 at 10:00 a.m. Eastern Time. To participate in the Special Meeting at www.meetingcenter.io/270438081, you must enter the control number found on your proxy card you previously received. The password for the meeting is UBSI2020. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Special Meeting by emailing proof of your proxy power (legal proxy) reflecting your United holdings along with your name and email address to Computershare at legal proxy@computershare.com. no later than 5:00 p.m. Eastern Time on March 30, 2020. You will receive a confirmation of your registration by email after we receive your registration materials.

You may vote during the Special Meeting by following the instructions available on the Special Meeting website. Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy in advance of the Special Meeting by one of the methods described in the proxy materials for the Special Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Special Meeting.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board of Directors and Chief Executive Officer
March 20, 2020

The Special Meeting on April 2, 2020 at 10:00 a.m. Eastern Time will be accessible at www.meetingcenter.io/270438081. The joint proxy statement for the Special Meeting and United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available on United’s website at www.ubsi-inc.com.